UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2009

PLATO LEARNING, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-20842	36-3660532
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
10801 Nesbitt Avenue South, Bloomington, MN	55437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 832-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On February 5, 2009, PLATO Learning, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Steven R. Becker (“Becker”), BC Advisors, LLC (“BCA”), SRB Management, L.P. (“SRB”), and Matthew A. Drapkin (“Drapkin”). Becker, BCA and SRB are collectively referred to in the Agreement as the “Becker Group.”

Under the Agreement, the Company agreed to increase the size of the Company’s board from seven directors to nine directors effective as of March 18, 2009.  The Company also agreed to elect Becker and Drapkin to the board effective as of that date.  Becker and Drapkin will be members of class I and class II, respectively, of the board, and their terms are scheduled to expire at the annual meetings of stockholders to be held in 2009 and 2010, respectively.  The Company agreed to nominate Becker for election to the board of directors at the 2009 annual meeting of stockholders, scheduled to be held on March 26, 2009.  The Company also agreed to name Becker to the board’s nominating and governance committee effective as of the date he joins the board.

Under the Agreement, the Becker Group and Drapkin will cause all shares of the Company’s common stock beneficially owned by them to be present at the Company’s 2009 annual meeting of stockholders and voted in favor of the nominees (including Becker) recommended by the board. The Agreement also contains certain restrictions on the Becker Group, which generally terminate on the date that is three months after the date on which Becker ceases to be a member of the board (or, if later, the date that is 70 days prior to the date of the 2010 annual meeting of stockholders).  The Agreement contains similar restrictions on Drapkin, which generally terminate on the date that is three months after the date on which Drapkin ceases to be a member of the board (or, if later, the date that is 70 days prior to the date of the 2010 annual meeting of stockholders).  During the period for which the restrictions apply, the Becker Group and Drapkin are restricted, subject to certain limited exceptions, from activities with respect to: (i) influence or control of Company management or obtaining board representation, engaging in activities in opposition to board recommendations or submitting any proposal or director nomination to the Company’s stockholders, or soliciting, encouraging or in any way participating in the solicitation of any proxies with respect to any voting securities of the Company; (ii) participation in any “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Becker Group or any group deemed to arise from the Agreement; and (iii) public disparagement of any member of the Company’s board or management.

In connection with their election as directors, and in accordance with the Agreement, Becker and Drapkin will receive the same compensation and reimbursement of expenses as are payable to the Company’s other non-employee directors.

The full text of the Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.  The foregoing description does not purport to be a complete summary of the terms of the Agreement and is qualified in its entirety by reference to Exhibit 10.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Steven R. Becker and Matthew A. Drapkin were elected to the Company’s board of directors, effective March 18, 2009, pursuant to the Agreement described in Item 1.01 of this report.

In accordance with the Company’s director compensation program, upon the effective date of their election to the Board as non-employee directors, Becker and Drapkin will each receive a non-statutory option to purchase, at fair market value, 15,000 shares of the Company’s common stock. This initial option is immediately vested in full. The options expire on the eighth anniversary of the date of grant.

Becker has served as the managing partner and founder of SRB Greenway, a Dallas-based small cap investment fund, since September 2004.  SRB Greenway focuses primarily on investing in small public companies with a concentration in healthcare and technology businesses. Prior to founding SRB Greenway, Becker was a partner at the Special Situations Fund, a New York City-based asset manager. Becker joined Special Situations Fund in April 1997 and ran the Special Situations Private Equity Fund since its inception. Prior to joining Special Situations, Becker was part of the distressed debt and leveraged equities research team at Bankers Trust Securities. He began his career at Manley Fuller Asset Management in New York as a small cap analyst.

Drapkin has served as head of research, special situations, and private equity at ENSO Capital, a New York-based hedge fund since March 2008.  From January 2003 to March 2008, Drapkin worked at MacAndrews & Forbes, where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating, and executing investment opportunities.  Prior to MacAndrews, Drapkin was the general manager of several Conde Nast interest sites and an investment banker at Goldman Sachs.

Neither Becker nor Drapkin has been a participant in, or is to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

The press release describing these appointments is attached as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Agreement, dated as of February 5, 2009, by and among PLATO Learning, Inc., Steven R. Becker, BC Advisors, LLC, SRB Management, L.P., and Matthew A. Drapkin
Exhibit 99.1	Press Release dated February 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PLATO LEARNING, INC.

February 5, 2009	By	/s/ Robert J. Rueckl
Robert J. Rueckl
Vice President and
Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing
10.1	Agreement, dated as of February 5, 2009, by and among PLATO Learning, Inc., Steven R. Becker, BC Advisors, LLC, SRB Management, L.P., and Matthew A. Drapkin	Filed Electronically
99.1	Press Release dated February 5, 2009	Filed Electronically